F-1




                    INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
International Nursing Services, Inc.
Denver, Colorado



We have audited the consolidated balance sheet of Professional Healthcare Providers, Inc. and wholly owned subsidiary Colorado Therapists On-Call, Inc. d/b/a TherAmerica, Inc. as of December 31, 1996 and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TherAmerica, Inc. as of December 31, 1996, and the results of their operations and their cash flows for the years December 31, 1996 and 1995 in conformity with generally accepted accounting principles.




                                /s/ Ehrhardt Keefe Steiner & Hottman PC
                                 Ehrhardt Keefe Steiner & Hottman PC

March 21, 1997
Denver, Colorado


                         THERAMERICA, INC.
                     Consolidated Balance Sheet
                          December 31, 1996



                              Assets

Current assets
  Cash                                                  $  816,607
  Accounts receivable, net of allowance of $24,000         987,595
  Prepaid expenses                                          30,073
                                                         1,834,275

Property and equipment                                     136,980
Intangible assets                                        2,918,750
Deposits                                                    12,313

   Total Assets                                         $4,902,318

               Liabilities and Stockholder's Equity

Current liabilities
 Accounts payable                                       $   48,268
 Accrued expenses                                           86,889
 Due to parent                                           2,109,838
                                                         2,244,995

 Deferred income taxes                                      12,831
   Total liabilities                                     2,257,826

Commitments

Stockholder's equity
  Common stock; 100,000 shares authorized,
   1,161 issued and outstanding                              6,126
 Additional paid-in capital                              2,489,857
 Retained earnings                                         148,509
   Total stockholder's equity                            2,644,492

Total liabilities  and   stockholders'
 equity                                                 $4,902,318


                       THERAMERICA, INC.
              Consolidated Statements of Operations

                                               For the Years Ended
                                                  December 31,
                                                1996         1995

Net revenues                                 $8,378,421    $9,652,955

Direct patient care expenses                  6,380,057     7,477,307

 Gross margin                                 1,998,364     2,175,648

General and administrative expenses           1,804,964     2,140,497
Management fees from parent                      62,838        71,404
Overhead allocation from parent                 151,000           -
 Loss from operations                           (20,438)      (36,253)

Interest expense                                117,236       367,051
Interest income                                 (90,416)     (213,659)
 Loss before income taxes                       (47,258)     (189,645)

Income tax expense (benefit)                     14,759       (45,040)

Net loss                                     $  (62,017)    $(144,605)


                            THERAMERICA, INC.
     Consolidated Statements of Changes in Stockholder's Equity
                     December 31, 1996 and 1995


                                          Additional
                           Common Stock     Paid-in   Retained
                         Shares    Amount   Capital   Earnings      Total
Balance - December 31,
 1994                    1,161   $6,126   $484,871   $355,131    $846,128

Net loss                    -        -         -     (144,605)   (144,605)

Balance - December 31,
 1995                    1,161    6,126    484,871    210,526     701,523

Capital contribution
 from parent                -        -   2,004,986        -     2,004,986

Net loss                    -        -         -      (62,017)    (62,017)

Balance - December 31,
 1996                    1,161   $6,126 $2,489,857   $148,509  $2,644,492

                          THERAMERICA, INC.
                Consolidated Statements of Cash Flows

                                               For the Years Ended
                                                   December 31,
                                                1996         1995
Cash flows from operating activities
 Net loss                                     $ (62,017)  $ (144,605)
 Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities -
   Depreciation and amortization                122,154      148,704
   (Gain) loss on disposal of fixed
    assets                                         (377)      11,687
   Change in assets and liabilities -
    Accounts receivable                         202,499     (153,506)
    Other assets                                 22,849       15,493
    Accounts payable and accrued expenses       (31,086)     (27,684)
    Deferred income taxes                       (80,283)     (79,536)
                                                235,756      (84,842)
       Net cash provided (used) in
        operating activities                    175,739     (229,447)

Cash flows from investing activities
 Purchase of property and equipment              (6,883)     (56,620)
 Sale of property and equipment                   1,502           -
 Business acquisition                                -       (75,000)
       Net cash provided by investing
        activities                               (5,381)    (131,620)

Cash flows from financing activities
 Advances from parent                           621,477      745,839
 Payment on note payable                       (180,000)    (180,000)
       Net cash provided by financing
        activities                              441,477      565,839

Net increase in cash                            611,835      204,772

Cash - beginning of year                        204,772          -

Cash - end of year                             $816,607     $204,772

Supplemental disclosure of cash flow information
     Cash paid during the year for interest was $14,400 and $28,800 for December 31, 1996 and 1995, respectively.

     During 1996, $2,004,984 of the balance payable to the parent was forgiven and included as an increase to additional paid-in-capital.


                     THERAMERICA, INC.

                Notes to Financial Statements

Note 1 - Organization and Significant Accounting Policies

Organization

TherAmerica, Inc. (the Company) provides temporary physical therapists and assistants, occupational therapists and assistants, speech and language pathologists, respiratory care practitioners and radiologic technologists to hospitals and healthcare facilities. The Company has offices located in Colorado and California.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Professional Healthcare Providers, Inc. (PHP) and its wholly owned subsidiary Colorado Therapists On-Call, Inc. (CTOC) after elimination of all intercompany accounts and transactions.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company grants credit to health-care facilities primarily in Colorado and California. The Company periodically performs credit analysis and monitors the financial condition of its clients in order to minimize credit risk.

The Company has cash balances in excess of FDIC limits of $750,000 at December 31, 1996.

Property and Equipment

Property   and  equipment  are  stated  at  cost.   Depreciation   is
calculated using the straight-line method over the estimated useful lives of the related assets which range from five to seven years.

Intangibles

Intangibles consist of goodwill related to PHP's acquisition of CTOC in 1993 and the pushdown of goodwill from the parent related to the acquisition of PHP in 1993. Goodwill (excess of cost of acquired companies over equity) is amortized over 40 years by the straight-line method.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the undiscounted future cash flows of its acquisition in its assessment of whether or not goodwill has been impaired.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse.

Financial Instruments

The carrying value of the Company's accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these financial instruments.

Revenue Recognition

Revenue is recognized when services are rendered at the net realizable amounts expected to be received from payors, patients and others. Major third party reimbursement programs would only include non-governmental insurance providers. Management believes there are no material claims, retroactive adjustments, or disputes with any third party payors.

Net Loss Per Share

Loss per share is based upon the weighted average number of shares outstanding.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note 2 - Property and Equipment

Property  and  equipment  and  December  31,  1996  consist  of   the
following:

     Furniture and equipment                $220,380
     Computer and software                    87,719
                                             308,099
     Less accumulated depreciation          (171,119)

                                            $136,980

Depreciation expense was $42,792 and $70,742 for the years ended December 31, 1996 and 1995, respectively.


Note 3 - Related Party Transactions

The Company is allocated certain corporate expenses and charged for direct costs paid by the parent. The parent allocates workers compensation insurance costs, general corporate overhead, interest expense on acquisition debt, and charges a monthly management fee of
 .75% of revenues.

The following table presents expenses allocated from the parent:

                                                     December 31,
                                                  1996         1995

     Workers compensation insurance costs        $101,147     $ 85,533
     Corporate overhead                           151,000          -
     Interest expense                             106,646      341,880
     Management fees                               62,838       71,404

                                                 $421,631     $498,817

In   addition,   during  1996,  the  parent  forgave  $2,004,984   of
acquisition debt which was recorded as additional paid-in-capital.


Note 4 - Income Taxes

The  Company  files a consolidated return with its parent  Corestaff,
Inc.   Income  taxes  are provided for in the accompanying  financial statements as if the Company filed its own separate tax return.

Income tax expense (benefit) consists of the following:

                                                    December 31,
                                                 1996         1995

     Current tax expense                         $ 93,977    $ 34,496
     Deferred tax benefit                         (79,220)    (79,536)

                                                 $ 14,759    $(45,040)

Components of the Company's deferred tax assets and liabilities are as follows:


Deferred tax assets
      Workers compensation expenses
       deferred                                 $63,471
     Allowance for uncollectible accounts         6,800
     Vacation accrual                            18,212
                                                 88,483
Deferred tax liabilities
     Cash to accrual adjustment                  99,809
     Intangibles                                  1,505
                                                101,314

                                               $ 12,831


Note 5 - Operating Leases

The Company leases office facilities and equipment under non-cancelable operating leases. One of the office leases is personally guaranteed by an officer, director and stockholder. Rent expense for the years ended December 31, 1996 and 1995 was $93,000 and $73,400, respectively.

Future minimum lease payments under these leases are as follows:

     Fiscal Year Ended December 31,

             1997                                $  86,667
             1998                                   51,369
             1999                                   19,817
             2000                                   11,833
             2001                                      -

                                                 $ 169,686


Note 6 - Sale of Assets - Subsequent Event

In January of 1997, the Company has entered into an agreement to sell certain assets and transfer certain liabilities to International Nursing Services, Inc. for a total purchase price of $2,000,000 in cash and approximately $175,000 of liabilities assumed. The purchase price has been allocated as follows:


     Net tangible assets                     $ 160,000
     Non-compete agreement                      50,000
     Goodwill                                1,965,000

                                            $2,175,000